Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-240117) pertaining to the Textron Savings Plan of Textron Inc. of our report dated June 24, 2024, with respect to the financial statements and supplemental schedules of the Textron Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 24, 2024